Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0247 Dated February 15, 2000     Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue

Principal Amount:       Salomon Smith Barney        $  25,000,000.00
                        Prudential Securities, Inc. $   5,000,000.00
                        ---------------------------  --------------
                        Total                       $  30,000,000.00

Issue Price:                         100.00%        $  30,000,000.00
Commission or Discount:                1.70%        $     510,000.00
Proceeds to Corporation:              98.30%        $  29,490,000.00

Co-Agents:               Salomon Smith Barney and Prudential Securities, Inc.
                         as Principals(1)

Original Issue Date:     February 25, 2000

Stated Maturity Date:    February 25, 2015

Cusip #:                 06050N-AR-6

Form:                    Book-entry only

Interest Rate:           8.125% per annum

Interest Payment Date:   The 25th of each February and August, commencing on
                         August 25, 2000

Discount Note?                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (See below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring February 25, 2003 and on any Interest Payment Date occurring in February or August thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 35 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of the
 holder?                                               No

(1): Notes purchased by the Agents as principals may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon
     Smith Barney or Prudential Securities, Inc.